Exhibit (99)(a)


                          July 14, 1995

                CACI Announces Intent to Acquire
                    Automated Sciences Group

Arlington, VA -- CACI International Inc (NASDAQ: CACI) announced today that they have signed a Letter of Intent to acquire
Automated Sciences Group (ASG) for $5.3 million in cash, payable over 3 years. The acquisition will be subject to due diligence, and approval of a detailed acquisition agreement by each Company's Board of Directors.

ASG generates approximtaely $20 million per year in revenue and provides information technology, engineering and environmental services to the Departments of Defense and Energy. ASG is headquartered in Silver Spring, Maryland and has major offices in Dahlgren, Virginia, Huntsville, Alabama, and Oak Ridge, Tennessee. Based upon company forecasts, the acquisition should provide at least $400,000 in earnings during the first full year of operations with further contributions in the out years.

Chairman, President and CEO Dr. Jack London said, "We continue to execute our strategic plan for growth. ASG is an excellent fit with CACI as it provides further geographic and customer diversity in a market that we understand well. ASG is comprised of approximately 200 outstanding individuals whom we believe will make a significant contribution to CACI's future. They are highly valued by their customers, and we look forward to having them join Team CACI."

CACI is an international information technology products and services corporation. The company specializes in developing and integrating systems, software, and simulation products in support of government agencies and commercial enterprises worldwide.



For further information contact:

     Samuel Strickland                  Douglas Poretz
     CACI International Inc             Douglas Poretz, Ltd.
     (703) 841-7800                     (703) 506-1778